Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3D Registration Statements Number 333-68894, of CNB Financial Corporation of our report dated April 14, 2005 with respect to the CNB Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on From 10-K/A of CNB Financial Corporation for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Cleveland, Ohio

April 28, 2005